                               VIALOG Corporation

            Calculation of Shares Used in Determining Loss Per Share
                                  (Unaudited)

                                 Three Months Ended       Nine Months Ended
                                    September 30,           September 30,
                                ----------------------  ----------------------
                                   1998        1999        1998        1999
                                ----------  ----------  ----------  ----------
Common stock, beginning of
 period.......................   3,665,072   8,661,722   3,486,380   3,693,672
Weighted average common shares
 issued during
 period, net..................      10,275      77,503     128,982   3,933,948
Common stock options and
 warrants using the treasury
 stock method.................         --          --          --          --
                                ----------  ----------  ----------  ----------
                                 3,675,347   8,739,225   3,615,362   7,627,620
                                ==========  ==========  ==========  ==========
Net loss (in thousands).......  $   (3,543) $   (2,478) $   (9,091) $   (9,403)
                                ==========  ==========  ==========  ==========
Basic and diluted net loss per
 share........................  $    (0.96) $    (0.28) $    (2.51) $    (1.23)
                                ==========  ==========  ==========  ==========

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